Exhibit 99.1

   Flexsteel Announces First Quarter Fiscal 2008 Operating Results

    DUBUQUE, Iowa--(BUSINESS WIRE)--Oct. 18, 2007--Flexsteel
Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its first fiscal quarter ended September 30, 2007.

    The Company reported net sales for the quarter ended September 30, 2007 of $100.9 million, comparable to the prior year quarter of $101.3 million. Net income for the current quarter was $1.2 million or $0.18 per share compared to $0.6 million or $0.09 per share in the prior year quarter.

    For the quarter ended September 30, 2007, residential net sales were $62.7 million, an increase of 2% from the prior year quarter net sales of $61.8 million. Recreational vehicle net sales were $15.7 million, a decrease of 1% from the prior year quarter net sales of $15.9 million. Commercial net sales were $22.5 million compared to $23.6 million in the prior year quarter, a decrease of 5%. The decrease in commercial net sales is primarily due to a slowdown of orders for our hospitality products.

    Gross margin for the quarter ended September 30, 2007 was 19.6% compared to 18.2% in the prior year quarter. The gross margin improvement is primarily due to the impact of changes in product mix and increased cost control.

    Selling, general and administrative expenses increased by approximately $0.3 million in comparison to the prior year quarter, representing 17.4% and 17.1% of net sales for the quarters ended
September 30, 2007 and 2006, respectively.

    Working capital (current assets less current liabilities) at September 30, 2007 was $100.9 million. Net cash used in operating activities was $0.9 million at September 30, 2007. Net cash provided by operating activities was $4.9 million at September 30, 2006.

    Capital expenditures were $0.4 million for the quarter ended September 30, 2007. Depreciation and amortization expense was $1.2 million and $ 1.4 million for the fiscal quarters ended September 30, 2007 and 2006, respectively. The Company expects that capital expenditures will be approximately $2.5 million for the remainder of the 2008 fiscal year.

    All earnings per share amounts are on a diluted basis.

    Outlook

    Although industry-wide trends indicate a soft market environment for residential products, orders for the Company's residential products have remained constant throughout the first fiscal quarter. The Company expects order levels to remain comparable to the prior year levels throughout fiscal year 2008. However, further industry-wide declines could result in lower order levels for the Company. Orders for recreational vehicle products continue to be down, and we expect this to continue through our third fiscal quarter ending March 31, 2008, at which time we will be able to better evaluate the spring and summer selling season. Our orders for products into commercial hospitality applications slowed significantly in the first quarter of the 2008 fiscal year as compared to the relatively high levels experienced in the first quarter of fiscal year 2007, and we expect orders to be lower than the prior year period into the second half of fiscal year 2008. The Company anticipates continued modest increases in commercial office orders and shipments through the balance of fiscal year 2008.

    The Company continues to explore cost control opportunities in all facets of its business. The Company believes it has the necessary inventories, product offerings and marketing strategies in place to take advantage of opportunities for expansion of market share in certain markets, such as commercial office and hospitality. The Company anticipates continuing its strategy of providing furniture from a wide selection of domestically manufactured and imported product lines.

    Analysts Conference Call

    We will host a conference call for analysts on October 19, 2007, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 15994149. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 15994149.

    Forward-Looking Statements

    Statements, including those in this release, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    About Flexsteel

    Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

    For more information, visit our web site at http://www.flexsteel.com.



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                          September 30,    June 30,
                                              2007           2007
                                          -------------  -------------

ASSETS

CURRENT ASSETS:
   Cash and cash equivalents............ $    1,323,593 $      900,326
   Investments..........................        983,596        976,180
   Trade receivables, net...............     47,556,543     56,273,874
   Inventories..........................     87,042,281     78,756,985
   Other................................      5,585,304      5,609,045
                                          -------------  -------------
Total current assets....................    142,491,317    142,516,410

NONCURRENT ASSETS:
   Property, plant, and equipment, net..     27,346,998     28,168,244
   Other assets.........................     13,452,842     13,479,528
                                          -------------  -------------

TOTAL................................... $  183,291,157 $  184,164,182
                                          =============  =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable - trade............... $   11,904,487 $   13,607,485
 Notes payable and current maturities of
  long-term debt........................      9,400,960      7,030,059
 Accrued liabilities....................     20,311,956     22,540,063
                                          -------------  -------------
Total current liabilities...............     41,617,403     43,177,607

LONG-TERM LIABILITIES:
 Long-term debt.........................     21,207,358     21,336,352
 Other long-term liabilities............      6,131,610      5,535,113
                                          -------------  -------------
Total liabilities.......................     68,956,371     70,049,072

SHAREHOLDERS' EQUITY....................    114,334,786    114,115,110
                                          -------------  -------------

TOTAL................................... $  183,291,157 $  184,164,182
                                          =============  =============




FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                Three Months Ended
                                                  September 30,
                                            --------------------------
                                                2007          2006
                                            ------------  ------------
NET SALES................................. $100,900,363  $101,339,556
COST OF GOODS SOLD........................  (81,136,820)  (82,934,329)
                                            ------------  ------------
GROSS MARGIN..............................   19,763,543    18,405,227
SELLING, GENERAL AND ADMINISTRATIVE.......  (17,563,085)  (17,280,977)
                                            ------------  ------------
OPERATING INCOME..........................    2,200,458     1,124,250
                                            ------------  ------------
OTHER INCOME (EXPENSE):
     Interest and other income............       99,582       157,720
     Interest expense.....................     (427,390)     (388,845)
                                            ------------  ------------
          Total...........................     (327,808)     (231,125)
                                            ------------  ------------
INCOME BEFORE INCOME TAXES................    1,872,650       893,125
PROVISION FOR INCOME TAXES................     (690,000)     (330,000)
                                            ------------  ------------
NET INCOME................................ $  1,182,650  $    563,125
                                            ============  ============
AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING:
       Basic..............................    6,571,171     6,565,028
                                            ============  ============
       Diluted............................    6,604,220     6,570,874
                                            ============  ============
EARNINGS PER SHARE OF COMMON STOCK:
       Basic.............................. $       0.18  $       0.09
                                            ============  ============
       Diluted............................ $       0.18  $       0.09
                                            ============  ============




FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                 Three Months Ended
                                                   September 30,
                                              ------------------------
                                                 2007         2006
                                              -----------  -----------

OPERATING ACTIVITIES:
Net income.................................. $ 1,182,650  $   563,125
Adjustments to reconcile net income to net
 cash provided by (used in) operating
 activities:................................
    Depreciation and amortization...........   1,233,551    1,364,335
    Gain on disposition of capital assets...     (26,497)      (5,782)
    Changes in operating assets and
     liabilities............................  (3,307,269)   2,965,512
                                              -----------  -----------
Net cash (used in) provided by operating
 activities.................................    (917,565)   4,887,190
                                              -----------  -----------

INVESTING ACTIVITIES:
    Net sales of investments................     314,086       11,187
    Proceeds from sale of capital assets....      39,097        6,700
    Capital expenditures....................    (410,304)    (572,944)
                                              -----------  -----------
Net cash used in investing activities.......     (57,121)    (555,057)
                                              -----------  -----------

FINANCING ACTIVITIES:
    Net proceeds (payment) of borrowings....   2,241,906   (2,116,760)
    Dividends paid..........................    (854,161)    (853,287)
    Proceeds from issuance of common stock..      10,208       16,129
                                              -----------  -----------
Net cash provided by (used in) financing
 activities.................................   1,397,953   (2,953,918)
                                              -----------  -----------

Increase in cash and cash equivalents.......     423,267    1,378,215
Cash and cash equivalents at beginning of
 period.....................................     900,326    1,985,768
                                              -----------  -----------
Cash and cash equivalents at end of period.. $ 1,323,593  $ 3,363,983
                                              ===========  ===========


    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Chief Financial Officer, 563-585-8392